As filed with the Securities and Exchange Commission on November 6, 2006.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ARRIS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-258724
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
3871 Lakefield Drive
Suwanee, Georgia 30024
(678) 473-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Lawrence A. Margolis
Executive Vice President of Strategic Planning, Administration and Chief Counsel
ARRIS Group, Inc.
3871 Lakefield Drive
Suwanee, Georgia 30024
(678) 473-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
W. Brinkley Dickerson, Jr.
Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, Georgia 30308-2216
(404) 885-3000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to Be	Offering Price	Aggregate	Registration Fee
Title of Each Class of Securities to Be Registered	Registered (1)	Per Unit (1)	Offering Price (1)	(2)
Common stock, par value $0.01(3)
Convertible debt securities
Total

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.

(2)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(3)	Includes preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

PROSPECTUS

ARRIS GROUP, Inc.

Common Stock
Convertible Debt Securities

We may, from time to time, offer to sell common stock or convertible debt securities. We refer to our common stock and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the Registration Statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “ARRS.”

Investing in our securities involves risks that are described in the “Risk Factors” section contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2006.

About this prospectus

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling securityholders may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the Registration Statement.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

We urge you to read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “Arris,” “we,” “us” and “our” are to Arris Group, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 3871 Lakefield Drive, Suwanee, Georgia 30024. Our phone number is (678) 473-2000.

Risk factors

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Where you can find more information

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

Information incorporated by reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later

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information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

Our Annual Report on Form 10-K for the year ended December 31, 2005;

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

Our Definitive Proxy on Schedule 14A filed on April 18, 2006;

The description of our common stock contained in our Registration Statement on Form 8-A, as filed on August 3, 2001, as amended by our Registration Statements on Form 8-A/A as filed on August 7, 2001 and October 3, 2002, including any amendments or reports filed for the purpose of updating such descriptions; and

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offering memorandum and prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01).

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our Secretary at our principal offices, which are located at 3871 Lakefield Drive, Suwanee, Georgia 30024, and our telephone number is (678) 473-2000.

Arris Group, Inc.

We are a global communications technology company specializing in the design and engineering of broadband networks. We develop, manufacture and supply cable telephony, video and high-speed data equipment, as well as outside plant construction and maintenance equipment for cable system operators. We provide products and equipment principally to the cable television market and, more specifically, to operators of multiple cable systems, or MSOs, on a worldwide basis. Our products allow cable system operators and broadband service providers to deliver a full range of integrated voice, video and high speed data services to their subscribers. In addition, we are a leading supplier of infrastructure products used by cable system operators in the build-out and maintenance of hybrid fiber-coaxial, or HFC, networks.

Use of proceeds

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling securityholders.

Description of securities

We may offer shares of common stock and convertible debt securities. We will set forth in the applicable prospectus supplement a description of the common stock or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

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Selling securityholders

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference.

Legal matters

Certain legal matters in connection with the offering, including the validity of the securities, will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for any underwriters by counsel named in the applicable prospectus supplement.

Independent registered public accounting firm

The consolidated financial statements of ARRIS Group, Inc. appearing in ARRIS Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and ARRIS Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the estimated costs and expenses, other than underwriting discounts, payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee	$		*
NASD filing fee		*	*
Nasdaq Market Exchange listing fee		*	*
Transfer Agent and registrar fee		*	*
Legal fees and expenses		*	*
Accounting expenses		*	*

Total	$	*	*

*	In accordance with Rule 456(b), we are deferring payment of the registration fee for the securities offered by this prospectus.

**	To be provided by amendment or as an exhibit to a filing with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.
Reference is also made to Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (having to do with unlawful payment of dividends or unlawful stock purchase redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of the Company provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the DGCL and the by-laws of the Company provide that the Company shall indemnify its directors and officers to the full extent permitted by Section 145 of the DGCL.
The Company has directors and officers liability insurance that insures the directors and officers of the Company against certain liabilities.
ITEM 16. EXHIBITS

The filings referenced for
incorporation by reference are
ARRIS (formerly known as
Exhibit		Broadband Parent, Inc.) filings
Number	Description of Exhibit	unless otherwise noted
1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Certificate of Incorporation	Registration Statement No. 333-61524, Exhibit 3.1.

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	August 3, 2001 Form 8-A, Exhibit 3.2.

3.3	By-laws	Registration Statement No. 333-61524, Exhibit 3.2.

4.1	Form of Certificate for Common Stock	Registration Statement No. 333-61524, Exhibit 4.1.

4.2	Rights Agreement dated October 3, 2002	October 3, 2002 Form 8-K, Exhibit 4.1

4.3	Form of Convertible Debt Indenture	Filed herewith

4.4	Form of Debt Security (included in Exhibit 4.3)

5.1	Opinion of Troutman Sanders LLP	Filed herewith

12.1	Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP	Filed herewith

24.1	Power of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility of Trustee under Debt Indenture	Filed herewith

*	To be provided by amendment or as an exhibit to a filing with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.
ITEM 17. UNDERTAKINGS
A. The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
B. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(1) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
(2) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date;
C. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
E. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
F. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, Georgia, on this 6th day of November, 2006.

ARRIS Group, Inc.
By:	/s/ Robert J. Stanzione
Robert J. Stanzione
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Stanzione, Lawrence A. Margolis and David B. Potts, and each of them, such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including any post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement, as amended, has been signed by the following persons in the capacities indicated below on this 6th day of November, 2006.

Signature	Title
/s/ Robert J. Stanzione Robert J. Stanzione	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board

/s/ David B. Potts David B. Potts	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Chief Information Officer

Director
/s/ Alex B. Best Alex B. Best

/s/ Harry L. Bosco Harry L. Bosco	Director

Director
/s/ John (Ian) Anderson Craig John (Ian) Anderson Craig

Signature	Title
/s/ Matthew B. Kearney Matthew B. Kearney	Director

/s/ William H. Lambert William H. Lambert	Director

Director
John R. Petty

EXHIBIT INDEX

The filings referenced for
incorporation by reference are
ARRIS (formerly known as
Exhibit		Broadband Parent, Inc.) filings
Number	Description of Exhibit	unless otherwise noted
1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Certificate of Incorporation	Registration Statement No. 333-61524, Exhibit 3.1.

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	August 3, 2001 Form 8-A, Exhibit 3.2.

3.3	By-laws	Registration Statement No. 333-61524, Exhibit 3.2.

4.1	Form of Certificate for Common Stock	Registration Statement No. 333-61524, Exhibit 4.1.

4.2	Rights Agreement dated October 3, 2002	October 3, 2002 Form 8-K, Exhibit 4.1

4.3	Form of Convertible Debt Indenture	Filed herewith

4.4	Form of Debt Security (included in Exhibit 4.3)

5.1	Opinion of Troutman Sanders LLP	Filed herewith

12.1	Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP	Filed herewith

24.1	Power of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility of Trustee under Debt Indenture

*	To be provided by amendment or as an exhibit to a filing with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.